701 George Washington Highway Lincoln, RI 02865 Tel.: (401) 333-0610 Fax: (401) 333-0659 jnewmin@aol.com	W. Gerald Newmin Co-Chairman & Chief Executive Officer

December 23, 2005
Mr. Gerard A. Wills 3044 Sprucewood Lane Escondido, CA 92027-6722

Re:	Offer of Employment with MultiCell Technologies, Inc.
Dear Jerry:

On behalf of MultiCell Technologies, Inc. a Delaware corporation (the "Company"), I am pleased to invite you to join the Company as its Chief Financial Officer. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. The effective date of your employment will be on or about January 9, 2006, or such other date as you and the Company mutually agree in writing.

The terms of this offer of employment are as follows:

Compensation. The Company will pay you a salary at the rate of $230,000 per month payable in accordance with the Company's standard payroll policies, including compliance with applicable withholding. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

Benefits. During the term of your employment, you will be entitled to the Company's vacation and benefits covering employees at your level as delineated on Exhibit A attached, as such may be in effect from time to time.

Outside Consulting: You will be allowed to provide consulting services of up to 10 hours per week to your former employer Immusol provided that it does not interfere with the performance of your work for the Company.

Stock Option. Subject to approval by the Company's Board of Directors, you will be granted pursuant to the Company's 2004 Equity Incentive Plan an option to purchase a minimum of 300,000 shares of the Company's Common Stock at an exercise price per share equal to the closing price of the Company's Common Stock on the date of such grant. One-thirty-sixth (1/36th) of the shares subject to any option will vest on a monthly basis from your date of employment with the Company and expire in five years, subject to your continued employment with the Company on any such date.

Bonus. The Company does not currently have a formal bonus program. However, the board of directors has the discretion to pay bonuses based on individual and Company performance. Such bonuses, if any, would be determined based on the Company's fiscal year-end audited financial statements. You will be eligible to participate in such a plan on a discretionary basis until such time as the Company adopts a formal bonus program.

Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

Employee Proprietary Information Agreement. As a condition of this offer of employment, you will be required to complete, sign and return the Company's standard form of Employee Confidentiality and Inventions Assignment Agreement (the "Confidentiality Agreement") Attachment A of this offer of employment.

Severance: If your employment is terminated by the Company for any reason, other than for Cause (as defined herein) and upon the Company's receipt of an effective Separation and Release Agreement in the form attached hereto as Attachment B, you will receive severance pay of up to six (6) months of your current base salary, less standard deductions and withholdings after the first year of employment and on a prorate basis over the first year of the agreement. For purposes of this letter agreement "Cause" shall mean the occurrence of any of the following events: (i) your repeated failure to satisfactorily perform your job duties as assigned by the Company;(ii) your failure to comply with all written material applicable laws in performing your job duties or in directing the conduct of the Company's business; (iii) your commission of any felony or intentionally fraudulent act against the Company or its affiliates, employees, agents or customers; (iv) your engagement or participation in any activity which is directly competitive with or intentionally injurious to the Company or any of its affiliates; (v) your commission of any fraud against the Company or any of its affiliates or use of intentional appropriation for your personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated.

At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes "at-will" employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason.

General. This offer letter, the Proprietary Agreement and the stock option agreement (if approved by the Board of Directors) covering the grant described in paragraph 3, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. In the event of a conflict between the terms and provisions of this offer letter and the Proprietary Agreement and Stock Option Agreement, the terms and provisions of the Proprietary Agreement and the stock option agreement will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be in a writing signed by you and an officer of the Company. California law will govern this offer letter.

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me, along with your completed and signed Stock Option Agreement and Proprietary Agreement.

Sincerely,
MultiCell Technologies, Inc.

W. Gerald Newmin Co-Chairman and Chief Executive Officer

AGREED TO AND ACCEPTED:

"Employee" Gerard A. Wills

ATTACHMENT A

EMPLOYEE CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Multicell technologies, inc. ("Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.	Confidentiality.
1.1

Nondisclosure; Recognition of Company's Rights. At all times during my employment and thereafter, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company's Confidential Information (defined below), except as such use is required in connection with my work for Company, or unless the Chief Executive Officer (the "CEO") of Company expressly authorizes in writing such disclosure or publication. I will obtain the CEO's written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2

Confidential Information. The term "Confidential Information" shall mean any and all confidential knowledge, data or information related to Company's business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company's employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3

Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information, unless expressly authorized by an officer of Company in writing.

1.4

No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence information acquired by me in confidence or trust prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict herewith. During my employment by Company, I will not improperly use or disclose any confidential information or trade secrets of any former employer or other third party to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party to whom I have an obligation of confidentiality, unless consented to in writing by that former employer or person. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2.	Inventions.
2.1

Inventions and Intellectual Property Rights. As used in this Agreement, the term "Invention" means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights therein. The term "Intellectual Property Rights" means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.

2.2

Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions (defined below) in any Company Inventions (defined below) without Company's prior written consent. In addition, I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU GPL or LGPL or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company. I have disclosed on Exhibit A a complete list of all Inventions that I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company, in which I have an ownership interest or which I have a license to use, and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.3

Assignment of Company Inventions. Subject to the section titled "Government or Third Party" and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. Inventions assigned to Company or to a third party as directed by Company pursuant to the section titled "Government or Third Party" are referred to in this Agreement as "Company Inventions."

2.4

Obligation to Keep Company Informed. During the period of my employment and for one (1) year thereafter, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.5

Government or Third Party. I also agree to assign all my right, title, and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by Company.

2.6

Enforcement of Intellectual Property Rights and Assistance. During the period of my employment and thereafter, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries. In the event Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

3.

Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Inventions made by me during the period of my employment by Company, which records shall be available to, and remain the sole property of, Company at all times.

4.

Additional Activities. I agree that (a) during the term of my employment by Company, I will not, without Company's express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company, and (b) for the period of my employment by Company and for one (l) year thereafter, I will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

5.

Return Of Company Property. Upon termination of my employment or upon Company's request at any other time, I will deliver to Company all of Company's property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information of Company and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer before I return it to Company. I further agree that any property situated on Company's premises and owned by Company is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company's termination statement.

6.

Notification Of New Employer. In the event that I leave the employ of Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement, by Company's providing a copy of this Agreement or otherwise.

7.	General Provisions.
7.1

Governing Law and Venue. This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I hereby expressly consent to the personal jurisdiction and venue in the state and federal courts for the county in which Company's principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.2

Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3

Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor-in-interest or other assignee and be binding upon my heirs and legal representatives.

7.4

Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by Company, nor shall it interfere in any way with my right or Company's right to terminate my employment at any time, with or without cause and with or without advance notice.

7.5

Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, any such notice shall be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.

7.6

Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

	7.7	Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.
7.8

Export. I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.

7.9

Entire Agreement. The obligations pursuant to sections of this Agreement titled "Confidentiality" and "Inventions" shall apply to any time during which I was previously employed, or am in the future employed, by Company as an independent contractor if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matters hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with Company.

Employee:		Company:
I acknowledge that I have read and understand this agreement and have been given the opportunity to discuss it with independent legal counsel.		Accepted and agreed:

(Signature)		(Signature)
By: Gerard A. Wills Title: Chief Financial Officer Date: ____________________________________________ Address: 3044 Sprucewood Lane, Escondido, CA 92027-6722		By: W. Gerald Newmin Title: Co-Chairman and Chief Executive Officer Date: ____________________________________________ Address: 701George Washington Highway, Lincoln, RI 02865

Exhibit A

INVENTIONS

1.	Prior Inventions Disclosure. The following is a complete list of all Prior Inventions:
	□	None
	□	See immediately below:

2.	Limited Exclusion Notification.

          This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company's equipment, supplies, facilities or trade secret information, except for those Inventions that either:

	a.	Relate at the time of conception or reduction to practice to Company's business, or actual or demonstrably anticipated research or development; or
	b.	Result from any work performed by you for Company.

          To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

          This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

701 George Washington Highway Lincoln, RI 02865 Tel.: (401) 333-0610 Fax: (401) 333-0659 jnewmin@aol.com	W. Gerald Newmin Co-Chairman & Chief Executive Officer

ATTACHMENT B

December 12, 2005

Mr. Gerard A. Wills 3044 Sprucewood Lane Escondido, CA 92027-6722

Re:	Separation and Release Agreement

Dear Jerry:

This letter sets forth the terms and conditions of our agreement (the "Agreement") regarding your termination of employment with MultiCell Technologies, Inc. (the "Company"). This Agreement shall become effective on the "Effective Date" as defined in Section 12. You and the Company hereby agree as follows:

1.	Resignations. The Company accepts your resignation as an officer and employee of the Company and/or any of its subsidiaries, effective as of ______________________ (the "Separation Date").
2.

Accrued Salary and Vacation. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.

3.

Expense Reimbursement. You will submit your final documented expense reimbursement statement reflecting all business expenses you incurred prior to and including the Separation Date, if any, for which you seek reimbursement no later than the Separation Date. The Company shall reimburse your expenses pursuant to Company policy and regular business practice.

4.

Option Exercisability. The Company agrees that your stock option agreement dated _______________ to purchase 300,000 shares of the Company's Common Stock issued pursuant to the Company's 2004 Equity Incentive Plan (the "Option Agreement") will remain exercisable in accordance with any termination provisions contained therein. You acknowledge that you have no stock or equity rights in the Company other than those enumerated in this Agreement.

5.

Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company's current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish. You will be provided with a separate notice regarding your COBRA rights. If you timely elect continued coverage under COBRA, the Company, as part of this Agreement, shall, upon submission of appropriate documentation, reimburse you for any COBRA premium payments you make for coverage for you for the period commencing on the Separation Date and ending on the earlier of _____________ or the first day on which you are eligible to receive health benefits from a new employer.

6.

Other Compensation and Benefits. Except as expressly provided herein, you acknowledge and agree that you are not entitled to and will not receive any additional compensation, severance, stock options, stock, equity or equity rights, or benefits from the Company.

7.

Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

8.

Proprietary Information Obligations. Both during and after your employment you will refrain from any unauthorized use or disclosure of the Company's proprietary or confidential information or materials.

9.

Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

10.

Nondisparagement. Both you and the Company agree not to disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

11.

Release of Claims. In exchange for the promises and covenants set forth herein, you hereby release, acquit, and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, partners, successors, assigns, affiliates, customers, and clients of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, acts, or conduct at any time prior to the Effective Date, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company, the termination of that employment, and the Company's performance of its obligations as your former employer; claims or demands related to salary, bonuses, commissions, stock, stock options, the issuance or re-purchase of restricted stock, put rights, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the California Fair Employment and Housing Act, the federal Civil Rights Act of 1964; the federal Americans With Disabilities Act; California Labor Code §  970; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; breach of the implied covenant of good faith and fair dealing and the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA").

12.

ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA ("ADEA Waiver"). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement ("Effective Date"). Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

13.

Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any other jurisdiction with respect to your release of any unknown or unsuspected claims herein.

14.	No Admissions. This is a compromise settlement of various matters, and it will not be construed to be an admission of any liability or obligation.
15.

Entire Agreement. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and supersedes any such promises or representations. This Agreement may not be modified except in a writing signed by you and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.

16.

Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inures to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

17.

Applicable Law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the internal laws of the State of California, without regard to conflict of law rules or principles.

18.

Severability. If a court, arbitrator, or other authority of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof will be unimpaired, and the invalid or unenforceable term or provision will be replaced with a valid and enforceable term or provision that most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

19.

Authority; Covenant not to Sue. You warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein and that you are duly authorized to give the release granted herein. You represent that you have not filed any claims against the Company, and agree that, except as such waiver may be prohibited by statute, you will not file any claim against the Company or seek any compensation for any claim. You agree to indemnify and hold the Company harmless from and against any and all loss, cost, and expense, including, but not limited to court costs and attorney's fees, arising from or in connection with any action which may be commenced, prosecuted, or threatened by, or for my benefit, upon your initiative, or with your aid or approval, contrary to the provisions of this Agreement.

20.

Attorneys' Fees. In the event of any litigation arising out of or relating to this Agreement, its breach or enforcement, including an action for declaratory relief, the prevailing party in such action or proceeding shall be entitled to receive his or its damages, court costs, and all out-of-pocket expenses, including attorneys fees. Such recovery shall include court costs, out-of-pocket expenses, and attorney's fees on appeal, if any.

21.	Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together will constitute one and the same instrument.
If this Agreement is acceptable to you, please sign below and return the original to me. I wish you good luck in your future endeavors.

Sincerely

MULTICELL TECHNOLOGIES, INC.

By:

W. Gerald Newmin Co-Chairman and Chief Executive Officer

HAVING READ AND REVIEWED THE FOREGOING, I HEREBY AGREE TO AND ACCEPT THE TERMS AND CONDITIONS OF THIS AGREEMENT AS STATED ABOVE.

By:

Gerard A. Wills